UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 10, 2007

RELEASE YOUR LEASE INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-52452

(Commission File Number)

98-0513727

(IRS Employer Identification No.)

3742 West 10th Avenue, Vancouver, BC V6R 2G4

(Address of principal executive offices and Zip Code)

(604) 728-4613

(Registrant's telephone number, including area code)

74 West 14th Avenue, Vancouver, BC V5Y 1W6

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant

Jason Dussault has acquired 1,500,000 common shares of our capital stock as of May 10, 2007. The transaction was effected pursuant to a share purchase agreement between Jason Dussault and Mark Hammer, for total proceeds of $530,000.00.

The purchase of 1,500,000 common shares acquired by Jason Dussault represents 42.86% of our issued and outstanding common shares.

Except as disclosed in this Form 8-K, all information contained in our annual and quarterly filings as filed on Edgar remains the same.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 10, 2007, Mark Hammer resigned as our President, CEO, CFO, Secretary and Treasurer of our company and as a result, we appointed Jason Dussault as our President, CEO, CFO, Secretary, Treasurer and as a member of our board of directors.

Also on May 10, 2007, after the appointment of Jason Dussault as a director, Mark Hammer resigned as a director.

Jason Dussault has been working in the public company market since 1994. From 1994-1997 Mr. Dussault worked with Canamera Geological where he helped to educate investors regarding the Canadian Northwest Territories diamond market. In 1997 Mr. Dussault started the company Liberty One Communications which specialized in investor relations for emerging dot com companies. Mr. Dussault has also worked with a variety of public companies helping to raise capital.

Mr. Dussault is also an acknowledged and respected multi discipline artist, working in conte, carving, film and music. Since 2005 he has realized his goal of creating his own distinct brand of high end urban clothing for men and women. Utilizing a high end hand made approach, the line Deuce Custom Ink has quickly gained distinction in Canada and the USA for its creations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELEASE YOUR LEASE INC.

/s/ Jason Dussault

Jason Dussault

President, CEO, CFO, Secretary,

Treasurer and Director